Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS THIRD QUARTER 2018 RESULTS, PROVIDES OPERATIONAL UPDATE AND INCREASES 2018 GUIDANCE ESTIMATES

DALLAS, Texas, October 31, 2018 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the third quarter of 2018. A short slide presentation summarizing the highlights of Matador’s third quarter 2018 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Third Quarter 2018 Financial and Operational Highlights

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Third quarter 2018 average daily oil equivalent production increased 3% sequentially to a record quarterly high for the Company of 54,600 barrels of oil equivalent (“BOE”) per day (59% oil) as compared to the second quarter of 2018. Average daily oil production increased 9% sequentially to 32,300 barrels per day and average daily natural gas production decreased 4% sequentially to 133.8 million cubic feet per day, each as compared to the second quarter of 2018.

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Third quarter 2018 Delaware Basin average daily oil equivalent production increased 3% sequentially to a record quarterly high for the Company of 47,800 BOE per day (63% oil) as compared to the second quarter of 2018. Delaware Basin average daily oil production increased 9% sequentially to 29,900 barrels per day and Delaware Basin average daily natural gas production decreased 6% sequentially to 107.4 million cubic feet per day, each as compared to the second quarter of 2018.

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Third quarter 2018 net income (GAAP basis) was $17.8 million, or $0.15 per diluted common share, a decrease of $42.0 million, or 70%, from the second quarter of 2018, and a year-over-year increase of 18% from $15.0 million in the third quarter of 2017. On a GAAP basis, third quarter 2018 net income was negatively impacted by charges of $52.6 million associated with a non-cash unrealized loss on derivatives of $21.3 million and a prepayment premium of $31.2 million resulting from the redemption and refinancing of the Company’s senior unsecured notes during the third quarter.

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Third quarter 2018 adjusted net income (a non-GAAP financial measure) was $55.7 million, or $0.48 per diluted common share, a sequential increase of 21% from $46.1 million in the second quarter of 2018, and a year-over-year increase of 213% from $17.8 million in the third quarter of 2017.

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Third quarter 2018 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $155.4 million, a sequential increase of 13% from $137.3 million in the second quarter of 2018, and a year-over-year increase of 83% from $84.8 million in the third quarter of 2017.

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In September 2018, Matador successfully acquired approximately 8,400 gross/net leasehold acres for approximately $387 million, or a weighted average cost of approximately $46,000 per net acre, in Lea and Eddy Counties, New Mexico in the Bureau of Land Management New Mexico Oil and Gas Lease Sale (the “BLM Acquisition” or the “BLM Lease Sale”). The Company believes that portions of the BLM Acquisition include some of the most prospective acreage in the Delaware Basin, with the potential to develop as many as seven to nine different formations in certain tracts (please see Matador’s September 12, 2018 press release for additional information).

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In August 2018, Matador closed a private offering of $750 million of 5.875% senior unsecured notes due 2026. A portion of the net proceeds were used to purchase and redeem the entire $575 million aggregate principal amount of its 6.875% senior unsecured notes due 2023. In early October 2018, Matador closed a private offering of an additional $300 million of its 5.875% senior unsecured notes due 2026. The net proceeds were used to repay a portion of the borrowings under Matador’s revolving credit facility that were incurred to finance the BLM Acquisition.

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In mid-October 2018, a subsidiary of San Mateo Midstream, LLC (“San Mateo”), the Company’s midstream joint venture, entered into a long-term agreement with a producer in Eddy County, New Mexico for the gathering and processing of such producer’s natural gas. As a result of this agreement, along with others entered into by San Mateo with Matador and other customers, San Mateo has entered into contracts to provide firm gathering and processing for over 200 million cubic feet of natural gas per day, or over 80% of the designed inlet capacity of 260 million cubic feet of natural gas per day at its Black River cryogenic natural gas processing plant (the “Black River Processing Plant”) in the Rustler Breaks asset area in Eddy County, New Mexico (please see Matador’s October 16, 2018 press release for additional information).

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In late October 2018, Matador and its lenders amended the Company’s revolving credit agreement to, among other items, (i) increase the maximum facility size from $500 million to $1.5 billion, (ii) increase the borrowing base from $725 million to $850 million, (iii) increase the elected borrowing commitment from $400 million to $500 million, (iv) extend the maturity of the credit agreement from October 2020 to October 2023 and (v) reduce borrowing rates by 0.25% per annum.

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The Strong 14-24S-33E AR #214H (Strong #214H) well (turned to sales early in October 2018), Matador’s second Wolfcamp A-Lower test in its Antelope Ridge asset area, flowed 3,670 BOE/d (77% oil), or 760 BOE per day per thousand feet of completed lateral, during a 24-hour initial potential (“IP”) test. The Strong #214H well was Matador’s best 24-hour IP test in the Delaware Basin to date and was a successful follow-up to Matador’s initial Wolfcamp A-Lower well in the Antelope Ridge asset area, the Leo Thorsness 13-24S-33E AR #211H (Leo Thorsness #211H) well, which flowed 2,906 BOE/d (72% oil) during a 24-hour IP test. The Leo Thorsness #211H well has produced approximately 250,000 BOE (73% oil) in its first seven months of production.

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The Irvin Wall State Com #131H well, Matador’s initial Third Bone Spring test in its Antelope Ridge asset area, flowed 2,343 BOE/d (81% oil), or 511 BOE per day per thousand feet of completed lateral, during a 24-hour IP test. This initial test of the Third Bone Spring marks the fourth successful completion target for Matador in the Antelope Ridge asset area, including the First Bone Spring, the Wolfcamp A-XY and the Wolfcamp A-Lower.

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The David Edelstein State Com #203H (Edelstein #203H) well, Matador’s first operated two-mile horizontal well in the Delaware Basin, a Wolfcamp A-XY completion in its Rustler Breaks asset area, flowed 2,378 BOE per day (77% oil), or 247 BOE per day per thousand feet of completed lateral, during a 24-hour IP test. The Edelstein #203H well produced approximately 140,000 BOE (76% oil) in its first three months of production (approximately 1,550 BOE per day). The well continues to clean up and has exhibited a shallower production decline than observed in most of Matador’s one-mile lateral completions in the Rustler Breaks asset area.

Note: All references to net income, adjusted net income and Adjusted EBITDA reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, net loss or Adjusted EBITDA, respectively, attributable to third-party non-controlling interests, including in San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share and Adjusted EBITDA and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Full-Year 2018 Guidance Updated

As a result of the Company’s production and financial performance exceeding its expectations for the third quarter of 2018, effective October 31, 2018, Matador again increased its full-year 2018 guidance estimates as provided in the table below. Matador’s updated production guidance represents an increase of 12% at the midpoint of the range for both oil and natural gas production above its original 2018 guidance as provided on February 21, 2018. The Company’s updated Adjusted EBITDA guidance reflects an increase of 24% from its original 2018 guidance. Matador increased its estimated capital expenditures for drilling, completing and equipping (“D/C/E”) wells for 2018 on October 1, 2018 by $25 to $30 million, or 4%, with its announcement of a seventh operated drilling rig being deployed in South Texas to drill up to 10 wells, primarily in the Eagle Ford shale. At October 31, 2018, Matador made no further adjustments to its estimated D/C/E capital expenditures or to its estimated midstream capital expenditures for the remainder of 2018.

Guidance Metric	Actual 2017 Results	2018 Guidance(1) August 1, 2018	2018 Guidance(2) October 31, 2018	% YoY Change(3)
Total Oil Production	7.9 million Bbl	10.6 to 10.9 million Bbl	11.0 to 11.1 million Bbl	+ 41%
Total Natural Gas Production	38.2 Bcf	46.0 to 47.0 Bcf	47.0 to 47.4 Bcf	+ 24%
Total Oil Equivalent Production	14.2 million BOE	18.3 to 18.7 million BOE	18.8 to 19.0 million BOE	+ 33%
Adjusted EBITDA(4)	$336 million	$495 to $515 million	$535 to $555 million	+ 62%
D/C/E CapEx(5)	$493 million	$620 to $650 million	$645 to $680 million	+ 34%
Midstream CapEx(6)	$60 million	$70 to $90 million	$70 to $90 million	+ 33%

(1) As of August 1, 2018.
(2) As of October 31, 2018.
(3) Represents percentage change from 2017 actual results to the midpoint of updated 2018 guidance as of October 31, 2018.
(4) Adjusted EBITDA is a non-GAAP financial measure. In the October 31, 2018 updated guidance, Adjusted EBITDA was estimated using actual results for the first, second and third quarters of 2018 and strip prices for oil and natural gas as of late October 2018. The average unhedged realized oil price used to estimate Adjusted EBITDA for the period October through December 2018 was approximately $58.00 per barrel, which represents an average West Texas Intermediate (WTI) oil price of approximately $69.00 per barrel less an estimated weighted average price differential, including trucking costs, of approximately $11.00 per barrel. The average unhedged natural gas price used to estimate Adjusted EBITDA for the period October through December 2018 was $3.38 per Mcf, which represents an average Henry Hub natural gas price of $3.21 per Mcf, plus an estimated uplift of approximately $0.17 per Mcf attributable to natural gas liquids (NGL) revenues, which are included in the Company’s average unhedged realized natural gas price.
(5) Capital expenditures associated with drilling, completing and equipping wells.
(6) Primarily reflects Matador’s 51% share of capital expenditures for San Mateo.

Drilling Activity Guidance

The full-year 2018 updated guidance estimates presented in the table above assume that Matador will continue to operate six drilling rigs in the Delaware Basin and one drilling rig in South Texas in the fourth quarter of 2018.

Matador remains on its estimated schedule for wells to be completed and turned to sales in 2018 as updated in its second quarter earnings release on August 1, 2018, including the addition of three gross (3.0 net) operated Eagle Ford shale wells expected to be completed and turned to sales late in the fourth quarter (which will have essentially no impact on Matador’s fourth quarter and full-year 2018 production). At October 31, 2018, Matador now expects to complete and turn to sales 154 gross (77.3 net) operated and non-operated wells during 2018, including 82 gross (66.9 net) operated wells in the Delaware Basin, three gross (3.0 net) operated Eagle Ford shale wells in South Texas and 69 gross (7.4 net) non-operated wells, all but a few of which are in the Delaware Basin.

Production Guidance

At October 31, 2018, Matador estimates that its full-year 2018 total oil equivalent production should increase by approximately 33% year-over-year to 18.9 million BOE, including an approximate 41% year-over-year increase in oil production to 11.05 million barrels (both percentages based on the midpoint of the Company’s updated guidance) due to better-than-expected performance in the third quarter of 2018. Matador estimates that its oil and natural gas production in the fourth quarter of 2018 will be relatively flat as compared to the third quarter of 2018. The Company expects to have a number of wells shut in during the fourth quarter as nearby offset wells are completed.

Matador also estimates that its Adjusted EBITDA should increase approximately 62% year-over-year to $545 million at the midpoint of the Company’s updated guidance, which is an increase of $40 million from the midpoint of Matador’s guidance as provided on August 1, 2018 and an increase of $105 million from the midpoint of Matador’s original 2018 guidance as provided on February 21, 2018.

Given its strong financial position, including $472 million of available borrowing capacity at October 31, 2018 under its recently amended credit facility and its anticipated cash flows, Matador believes that it has sufficient liquidity to execute its drilling and completion and midstream activities for the remainder of 2018 and for all of 2019.

Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “We are pleased to report another outstanding and record quarter for Matador, as third quarter 2018 results exceeded our initial projections. Notably, our teams delivered strong well results across each of our asset areas in the Delaware Basin during the third quarter, and we continued to increase our existing high quality leasehold and mineral position in the Delaware Basin, particularly through our successful acquisition of approximately 8,400 gross and net leasehold acres in the September 2018 BLM Lease Sale in what we believe to be some of the most prospective areas of the Delaware Basin. As a result of these better-than-expected operating and financial results, we have again increased our production and Adjusted EBITDA guidance for full-year 2018 effective October 31, 2018, as noted in this press release.

“Significantly, in early October 2018, San Mateo entered into another long-term agreement with a large third-party producer in Eddy County, New Mexico for the gathering and processing of natural gas, and San Mateo has already begun gathering and processing natural gas under this new contract. This agreement, the water disposal agreement announced with another significant Eddy County producer late in the second quarter and the oil gathering and transportation agreement signed with Plains earlier in the year are all significant commercial accomplishments for the San Mateo team in 2018 and put the midstream business on solid footing for future growth in the years to come.

“It appears we will finish 2018 on a strong note and we look forward to the opportunities that lie ahead for Matador in 2019 and beyond. We believe our best days are still to come and that our recent operational, midstream and financial accomplishments have placed Matador in an excellent position for continued strong performance in the months and years ahead.”

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Net Production Volumes:(1)
Oil (MBbl)(2)	2,973	2,706	2,166
Natural gas (Bcf)(3)	12.3	12.7	10.2
Total oil equivalent (MBOE)(4)	5,025	4,817	3,860
Average Daily Production Volumes:(1)
Oil (Bbl/d)	32,317	29,740	23,538
Natural gas (MMcf/d)(5)	133.8	139.2	110.5
Total oil equivalent (BOE/d)(6)	54,625	52,937	41,954
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$57.15	$61.44	$46.25
Oil, with realized derivatives (per Bbl)	$58.97	$60.52	$46.47
Natural gas, without realized derivatives (per Mcf)	$3.77	$3.38	$3.42
Natural gas, with realized derivatives (per Mcf)	$3.77	$3.38	$3.42
Revenues (millions):
Oil and natural gas revenues	$216.3	$209.0	$134.9
Third-party midstream services revenues	$6.8	$3.4	$3.2
Realized gain (loss) on derivatives	$5.4	$(2.5)	$0.5
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.02	$4.17	$4.06
Lease operating	$4.48	$5.19	$4.32
Plant and other midstream services operating	$1.45	$1.18	$0.80
Depletion, depreciation and amortization	$14.02	$13.87	$12.38
General and administrative(7)	$3.67	$4.02	$4.19
Total(8)	$27.64	$28.43	$25.75
Net income (millions)(9)	$17.8	$59.8	$15.0
Earnings per common share (diluted)(9)	$0.15	$0.53	$0.15
Adjusted net income (millions)(9)(10)	$55.7	$46.1	$17.8
Adjusted earnings per common share (diluted)(9)(11)	$0.48	$0.41	$0.18
Adjusted EBITDA (millions)(9)(12)	$155.4	$137.3	$84.8

(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Millions of cubic feet of natural gas per day.
(6) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(7) Includes approximately $0.96, $0.99 and $0.34 per BOE of non-cash, stock-based compensation expense in the third quarter of 2018, the second quarter of 2018 and the third quarter of 2017, respectively.
(8) Total does not include the impact of full-cost ceiling impairment charges or immaterial accretion expenses.
(9) Attributable to Matador Resources Company shareholders.
(10) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(12) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Significant Well Results

The following table highlights the 24-hour IP test results from certain of Matador’s operated wells recently completed and turned to sales in the Delaware Basin. Matador continues to be pleased with its well results across all of its acreage position in the Delaware Basin and particularly with a number of better-than-expected well results during the third quarter of 2018.

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Antelope Ridge, Lea County, NM
Strong 14-24S-33E AR #214H	Wolfcamp A-Lower	3,670	760	77%	Second excellent Wolfcamp A-Lower result in the Antelope Ridge asset area. Matador’s best 24-hr IP in the Delaware Basin.
Leslie Federal 17-25S-35E AR #214H	Wolfcamp A-Lower	2,322	535	85%	Third strong Wolfcamp A-Lower result.
Irvin Wall State Com #131H	Third Bone Spring	2,343	511	81%	Very encouraging initial Third Bone Spring result in the Antelope Ridge asset area.
Rustler Breaks, Eddy County, NM
David Edelstein State Com #203H	Wolfcamp A-XY	2,378	247	77%	Matador’s first operated 2-mile lateral well in the Rustler Breaks asset area; 90-day average production of 1,550 BOE/d.
Brantley State Com 13-24S-27E RB #205H	Wolfcamp A-XY	1,917	418	81%	Another strong Wolfcamp A-XY result in the Rustler Breaks asset area.
Wolf, Loving County, TX
Clare Glassell 71-TTT-B01 #204H	Wolfcamp A-XY	1,801	387	54%	Another excellent Wolfcamp A-XY well completed in the southern portion of the Wolf asset area.
(1) 24-hr IP per 1,000 feet of completed lateral length.

Twin Lakes Asset Area, Lea County, New Mexico

Matador completed its Northeast Kemnitz #233H well, a Wolfcamp D test in the Twin Lakes asset area, in October 2018, and the well is still in the early stages of cleanup following completion. The Company plans to provide further details on the early performance of this well at a later date.

As previously reported, Matador also participated with Continental Resources, Inc. in its Reed 24 25 B State #1H (Reed State #1H) well located approximately four miles northwest of Matador’s D. Culbertson 26-15S-36E TL State #234H well. The Reed State #1H well, a two-mile lateral testing a shallower carbonate target in the Wolfcamp B interval, was also completed recently and is flowing back following completion. The Company also expects to provide further details on the early performance of this well at a later date. Matador owns an approximate 13% working interest in this well.

Midstream and Marketing Highlights

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As noted earlier in this release, in October 2018, a subsidiary of San Mateo entered into a long-term agreement with a producer in Eddy County, New Mexico for the gathering and processing of such producer’s natural gas.

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During the third quarter of 2018, San Mateo completed its fourth and fifth commercial salt water disposal wells in the Rustler Breaks asset area in Eddy County, New Mexico, resulting in a total of eight commercial salt water disposal wells (five in the Rustler Breaks asset area and three in the Wolf asset area) and approximately 225,000 barrels per day of total designed salt water disposal capacity. San Mateo expects to dispose of over 200,000 barrels per day of salt water as early as the first quarter of 2019, which includes expected volumes from Matador and San Mateo’s other contracted producers in Eddy County, New Mexico and Loving County, Texas.

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During the third quarter of 2018, San Mateo completed its oil gathering system in the Rustler Breaks asset area in Eddy County, New Mexico. The Eddy County oil gathering system and an associated San Mateo oil gathering facility are expected to be connected to an extension of an existing pipeline belonging to a subsidiary of Plains All American Pipeline, L.P. (NYSE: PAA) (“Plains”) being built northward from the Texas state line to Matador’s Rustler Breaks asset area. San Mateo anticipates that the Plains connection to its Eddy County gathering system will be completed in December 2018.

Delaware Basin Acreage Acquisitions

In addition to the BLM Acquisition, Matador also continued its “brick by brick” strategy for adding to its acreage position in the third quarter of 2018, acquiring approximately 12,600 net leasehold and mineral acres in and around its existing acreage positions in the Delaware Basin, including approximately 2,600 net mineral acres. Including the BLM Acquisition, Matador has added approximately 27,200 net leasehold and mineral acres in the Delaware Basin from January 1 through October 31, 2018, bringing the Company’s total Delaware Basin leasehold and mineral position to approximately 222,200 gross (131,200 net) acres at October 31, 2018. Matador has acquired its entire Delaware Basin leasehold and mineral position, including the BLM Acquisition, for an all-in weighted average cost of approximately $11,000 per net acre, excluding small amounts of production acquired.

Operations Update

Drilling and Completion Activities

During the third quarter of 2018, Matador continued to primarily focus on the exploration, delineation and development of the Company’s Delaware Basin acreage position in Loving County, Texas and Lea and Eddy Counties, New Mexico. Matador began 2018 operating six drilling rigs in the Delaware Basin and continued to operate six drilling rigs throughout the third quarter of 2018. During the third quarter, these six operated drilling rigs were deployed across the Company’s Delaware Basin asset areas, with three rigs in the Rustler Breaks asset area, one rig in the Wolf and Jackson Trust asset areas, one rig in the Arrowhead, Ranger and Twin Lakes asset areas and one rig in the Antelope Ridge asset area.

In early October 2018, the Company added a seventh operated drilling rig to its drilling program on a short-term contract in South Texas to drill up to ten wells, primarily in the Eagle Ford shale, to take advantage of higher oil prices in the area and to hold by production almost all of its remaining undeveloped Eagle Ford acreage. This rig is expected to operate in South Texas throughout the fourth quarter of 2018 and into early 2019. At that time, subject to commodity prices and other economic circumstances, the Company anticipates moving this drilling rig to the Delaware Basin, most likely to either the Arrowhead or Antelope Ridge asset areas. The Company expects to then operate seven drilling rigs in the Delaware Basin throughout the remainder of 2019.

Production Results

Average daily oil equivalent production increased 3% sequentially from 52,900 BOE per day (56% oil) in the second quarter of 2018 to 54,600 BOE per day (59% oil) in the third quarter of 2018, a record quarterly high for Matador.

Average daily oil production increased 9% sequentially from 29,700 barrels per day in the second quarter of 2018 to 32,300 barrels per day in the third quarter of 2018, also a record quarterly high, and above the Company’s expectations that oil production would average approximately 30,600 barrels per day at the midpoint of its estimated range for the third quarter. This better-than-expected oil production in the third quarter was attributable, in part, to strong initial production from wells completed in the quarter, including, in particular, the Edelstein #203H well in the Rustler Breaks asset area and the Irvin Wall #131H well in the Antelope Ridge asset area. In addition, Matador continued to enjoy strong early production from several recent second quarter 2018 completions highlighted in its second quarter earnings release, including the SST 6 State #123H and #124H wells, both Second Bone Spring completions in the Arrowhead asset area, and the Wolf 80-TTT-B33 WF #205H and Wolf 80-TTT-B33 WF #207H wells, both Wolfcamp A-XY completions in the Wolf asset area. The oil percentage of Matador’s total oil equivalent production increased from 56% in the second quarter of 2018 to 59% in the third quarter of 2018, consistent with the Company’s projections in its second quarter earnings release.

Average daily natural gas production decreased 4% sequentially from 139.2 million cubic feet per day in the second quarter of 2018 to 133.8 million cubic feet per day in the third quarter of 2018, above the Company’s expectations for approximately 129.5 million cubic feet per day at the midpoint of its estimated range for the third quarter. As noted in its previous earnings release, Matador projected that its natural gas production would decline slightly in the third and fourth quarters of 2018 from the peak rate of 139.2 million cubic feet of natural gas per day achieved in the second quarter of 2018. As noted above, however, third quarter 2018 natural gas production was still about 3% above the Company’s expectations.

Realized Commodity Prices

Matador’s weighted average realized oil price, excluding derivatives, decreased 7% sequentially from $61.44 per barrel in the second quarter of 2018 to $57.15 per barrel in the third quarter of 2018, due primarily to widening Midland-Cushing basis differentials.  Average oil price differentials relative to the West Texas Intermediate benchmark widened from ($6.47) per barrel in the second quarter of 2018 to ($12.36) per barrel in the third quarter of 2018, inclusive of trucking costs.  Although the Midland-Cushing basis differentials have narrowed recently, Matador still expects its weighted average realized oil price differential to be in the range of ($11.00) to ($13.00) per barrel in the fourth quarter of 2018.  Matador estimates its realized oil price differential in October 2018 was approximately ($17.00) per barrel, inclusive of trucking costs, but given the recent narrowing in Midland-Cushing basis differentials, the Company anticipates improved realized oil price differentials of ($9.00) to ($10.00) per barrel, inclusive of trucking costs, in November and December.  As of September 30, 2018, Matador had oil basis hedges in place to mitigate its exposure to oil price differentials on 45% to 50% of its anticipated Delaware Basin oil production for the fourth quarter of 2018, limiting Matador’s differential for this production to a weighted average price of ($1.02) per barrel.

Matador’s weighted average realized natural gas price, excluding derivatives, increased 12% sequentially from $3.38 per thousand cubic feet in the second quarter of 2018 to $3.77 per thousand cubic feet in the third quarter of 2018. Matador realized a primarily NGL-related uplift of $0.90 per thousand cubic feet above the average NYMEX Henry Hub natural gas price in the third quarter of 2018, as compared to $0.55 per thousand cubic feet in the second quarter of 2018.

Matador’s realized price for its Delaware Basin natural gas production is exposed to the Waha-Henry Hub basis differentials. These basis differentials were wider in the third quarter as compared to the second quarter of 2018 and have continued to widen further since the end of the third quarter. Nevertheless, Matador’s weighted average realized natural gas price was positively impacted by increasing NGL prices during the third quarter, which resulted in a 15% increase in revenues received for its NGL production in the third quarter as compared to the second quarter of 2018. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price.

Operating Expenses Improvement

On a unit-of-production basis:

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Production taxes, transportation and processing expenses decreased 4% sequentially from $4.17 per BOE in the second quarter of 2018 to $4.02 per BOE in the third quarter of 2018. This decrease was primarily attributable to a reduction in transportation and processing expenses in the Rustler Breaks asset area in the third quarter of 2018 as a result of the expansion of the Black River Processing Plant earlier in the year.

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Lease operating expenses per BOE decreased 14% from $5.19 per BOE in the second quarter of 2018 to $4.48 per BOE in the third quarter of 2018. This decrease was primarily attributable to additional volumes of salt water being transported and disposed of via pipeline during the third quarter of 2018, as compared to the second quarter of 2018. Lease operating expenses of $4.48 per BOE were well below the Company’s estimates for the quarter and also reflected fewer workover and maintenance expenses in the third quarter. Matador anticipates that its lease operating expenses on a unit-of-production basis may increase during the fourth quarter of 2018 to levels observed earlier in the year as a result of additional workover and maintenance operations in progress and the onset of fall and winter weather.

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General and administrative expenses per BOE decreased 9% from $4.02 per BOE in the second quarter of 2018 to $3.67 per BOE in the third quarter of 2018, better than the Company’s expectations. This decrease resulted from general and administrative expenses capitalized in connection with certain midstream projects and also reflected the 3% increase in quarterly total oil equivalent production. General and administrative expenses of $3.67 per BOE were the lowest in any quarter since the fourth quarter of 2012.

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Depletion, depreciation and amortization expenses per BOE increased 1% sequentially from $13.87 per BOE in the second quarter of 2018 to $14.02 per BOE in the third quarter of 2018. This slight increase was primarily attributable to a small increase in anticipated future development costs associated with the Company’s proved undeveloped reserves at September 30, 2018. Depreciation expenses of $2.6 million, or $0.52 per BOE, associated with midstream operations were also included in the total third quarter depletion, depreciation and amortization expenses.

Wells Completed and Turned to Sales

During the third quarter of 2018, Matador completed and turned to sales a total of 38 gross (16.9 net) wells in its various operating areas, all of which were horizontal wells. This total was comprised of 19 gross (15.0 net) operated wells and 19 gross (1.9 net) non-operated wells.

Essentially all of the Company’s operated and non-operated drilling and completions activity in the third quarter of 2018 was undertaken in the Delaware Basin, as summarized in the table below.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Rustler Breaks	13	10.5	13	1.2	26	11.7	2-2BS, 8-WC A-XY, 2-WC A-Lower, 1-WC B-Blair
Arrowhead	1	0.8	-	-	1	0.8	1-WC A-XY
Ranger	-	-	1	0.4	1	0.4
Wolf/Jackson Trust	2	1.0	-	-	2	1.0	1-WC A-XY, 1-WC B
Twin Lakes	-	-	-	-	-	-
Antelope Ridge	3	2.7	3	-	6	2.7	1-3BS, 2-WC A-Lower
Delaware Basin	19	15.0	17	1.6	36	16.6	Six separate intervals tested in Q3 2018
Eagle Ford Shale	-	-	2	0.3	2	0.3
Haynesville Shale	-	-	-	-	-	-
Total	19	15.0	19	1.9	38	16.9

Note: WC = Wolfcamp; BS = Bone Spring. For example, 2-2BS indicates two Second Bone Spring completions and 8-WC A-XY indicates eight Wolfcamp A-XY completions in the third quarter of 2018.

Third Quarter 2018 Capital Expenditures and Liquidity

During the third quarter of 2018, Matador incurred capital expenditures, excluding land and mineral acquisitions, of $185.3 million, including $161.7 million for D/C/E capital expenditures and $23.6 million for midstream investments, which primarily represented 51% of San Mateo’s third quarter capital expenditures of $46.2 million. These capital expenditures were in-line with the Company’s expectations for the third quarter of 2018, although with a slightly higher pace of non-operated completions in the Delaware Basin than anticipated for the third quarter. During the third quarter, Matador completed and turned to sales 19 gross operated wells, as compared to its expectations for 15 gross operated wells to be completed and turned to sales in the quarter. The slightly higher pace of operated wells turned to sales in the third quarter did not materially impact the Company’s estimated third quarter D/C/E capital expenditures, as the completion costs for the four additional wells turned to sales late in the third quarter had been budgeted almost entirely as third quarter 2018 capital expenditures.

At September 30, 2018, the Company had approximately $53.0 million in cash and restricted cash, $325.0 million in borrowings outstanding under its credit facility (borrowing base of $725 million, with the elected borrowing commitment at $400 million, but effective October 31, 2018 increasing to $850 million and $500 million, respectively) and approximately $3.0 million in outstanding letters of credit. As a result of the $300 million in additional unsecured senior notes issued by the Company in early October 2018, the net proceeds of which were used to pay down a portion of its revolving borrowings incurred in connection with the BLM Acquisition, at October 31, 2018, Matador had $25.0 million in borrowings outstanding under its credit facility and approximately $3.0 million in outstanding letters of credit.

Hedging Positions

As of September 30, 2018, Matador had approximately 45% of its anticipated oil production and approximately 35% of its anticipated natural gas production hedged for the fourth quarter of 2018 based on the midpoint of its updated 2018 production guidance. In addition, Matador had various Midland-Cushing oil basis swaps in place for approximately 1.3 million barrels of oil, or 45% to 50% of its anticipated Delaware Basin oil production, for the fourth quarter of 2018.

In early October 2018, Matador increased its 2019 crude oil hedge position. For 2019, the Company has costless collars in place for approximately 3.7 million barrels of oil, with a weighted average floor price of $54 per barrel and a weighted average ceiling price of $72 per barrel, and participating three-way collars in place for approximately 1.3 million barrels of oil with a floor price of $60 per barrel and call spread/ceiling prices of $75 per barrel (short call) and $79 per barrel (long call), respectively. In mid-October 2018, Matador also added Midland-Cushing oil basis differential swaps for 2020 for approximately 1.2 million barrels at ($0.15) per barrel.

The following is a summary of the Company’s open derivative financial instruments for the fourth quarter of 2018 as of September 30, 2018.

	Weighted Average Price Floor ($/Bbl or $/MMBtu)	Weighted Average Price Ceiling ($/Bbl or $/MMBtu)	Volume Hedged (Bbl or MMBtu)
2-Way Costless Collars
Oil (WTI)	$44.27	$60.29	720,000
Oil (LLS)	$45.00	$63.05	180,000
Natural Gas	$2.58	$3.67	4,200,000

	Weighted Average Price Floor ($/Bbl)	Weighted Average Price (Short Call) ($/Bbl)	Weighted Average Price (Long Call) ($/Bbl)	Volume Hedged (Bbl)
3-Way Costless Collars
Oil (WTI)	$50.08	$63.50	$66.68	480,000

	Weighted Average Price ($/Bbl)	Volume Hedged (Bbl)
Oil Basis Swaps
Midland-Cushing Oil Basis Differential	($1.02)	1,305,000

The following is a summary of the Company’s open derivative financial instruments for 2019 as of October 31, 2018.

	Weighted Average Price Floor ($/Bbl)	Weighted Average Price Ceiling ($/Bbl)	Volume Hedged (Bbl)
2-Way Costless Collars
Oil (WTI)	$53.55	$72.22	3,720,000

	Weighted Average Price Floor ($/Bbl)	Weighted Average Price (Short Call) ($/Bbl)	Weighted Average Price (Long Call) ($/Bbl)	Volume Hedged (Bbl)
3-Way Costless Collars
Oil (WTI)	$60.00	$75.00	$78.85	1,320,000

The following is a summary of the Company’s open derivative financial instruments for 2020 as of October 31, 2018.

	Weighted Average Price ($/Bbl)	Volume Hedged (Bbl)
Oil Basis Swaps
Midland-Cushing Oil Basis Differential	($0.15)	1,200,000

Conference Call Information

The Company will host a live conference call on Thursday, November 1, 2018, at 9:00 a.m. Central Time to review its third quarter 2018 financial and operational results. To access the conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference ID and passcode is 8273369. The conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab through December 31, 2018.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, results in certain basins, objectives, project timing, expectations and intentions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the operating results of the Company’s midstream joint venture’s expansion of the Black River cryogenic processing plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional salt water disposal wells; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	September 30, 2018	December 31, 2017
ASSETS
Current assets
Cash	$45,942	$96,505
Restricted cash	7,066	5,977
Accounts receivable
Oil and natural gas revenues	81,422	65,962
Joint interest billings	55,390	67,225
Other	10,060	8,031
Derivative instruments	4	1,190
Lease and well equipment inventory	18,758	5,993
Prepaid expenses and other assets	6,790	6,287
Total current assets	225,432	257,170
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	3,506,479	3,004,770
Unproved and unevaluated	1,241,529	637,396
Midstream and other property and equipment	408,436	281,096
Less accumulated depletion, depreciation and amortization	(2,234,470)	(2,041,806)
Net property and equipment	2,921,974	1,881,456
Other assets	6,796	7,064
Total assets	$3,154,202	$2,145,690
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$32,491	$11,757
Accrued liabilities	178,830	174,348
Royalties payable	67,023	61,358
Amounts due to affiliates	12,998	10,302
Derivative instruments	19,740	16,429
Advances from joint interest owners	12,354	2,789
Amounts due to joint ventures	2,373	4,873
Other current liabilities	942	750
Total current liabilities	326,751	282,606
Long-term liabilities
Borrowings under Credit Agreement	325,000	—
Senior unsecured notes payable	740,063	574,073
Asset retirement obligations	28,706	25,080
Derivative instruments	4,996	—
Other long-term liabilities	6,243	6,385
Total long-term liabilities	1,105,008	605,538
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 116,506,743 and 108,513,597 shares issued; and 116,348,548 and 108,510,160 shares outstanding, respectively	1,165	1,085
Additional paid-in capital	1,923,030	1,666,024
Accumulated deficit	(372,990)	(510,484)
Treasury stock, at cost, 158,195 and 3,437 shares, respectively	(4,039)	(69)
Total Matador Resources Company shareholders’ equity	1,547,166	1,156,556
Non-controlling interest in subsidiaries	175,277	100,990
Total shareholders’ equity	1,722,443	1,257,546
Total liabilities and shareholders’ equity	$3,154,202	$2,145,690

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Oil and natural gas revenues	$216,282	$134,948	$607,255	$363,559
Third-party midstream services revenues	6,809	3,218	13,284	6,871
Realized gain (loss) on derivatives	5,424	485	(1,322)	(1,176)
Unrealized (loss) gain on derivatives	(21,337)	(12,372)	(9,492)	21,449
Total revenues	207,178	126,279	609,725	390,703
Expenses
Production taxes, transportation and processing	20,215	15,666	58,116	40,348
Lease operating	22,531	16,689	69,685	48,486
Plant and other midstream services operating	7,291	3,096	17,187	8,379
Depletion, depreciation and amortization	70,457	47,800	192,664	123,066
Accretion of asset retirement obligations	387	323	1,126	937
General and administrative	18,444	16,156	55,739	49,671
Total expenses	139,325	99,730	394,517	270,887
Operating income	67,853	26,549	215,208	119,816
Other income (expense)
Net (loss) gain on asset sales and inventory impairment	(196)	16	(196)	23
Interest expense	(10,340)	(8,550)	(26,835)	(26,229)
Prepayment premium on extinguishment of debt	(31,226)	—	(31,226)	—
Other (expense) income	(976)	(36)	(1,275)	1,956
Total other expense	(42,738)	(8,570)	(59,532)	(24,250)
Net income	25,115	17,979	155,676	95,566
Net income attributable to non-controlling interest in subsidiaries	(7,321)	(2,940)	(18,182)	(8,034)
Net income attributable to Matador Resources Company shareholders	$17,794	$15,039	$137,494	$87,532
Earnings per common share
Basic	$0.15	$0.15	$1.22	$0.87
Diluted	$0.15	$0.15	$1.21	$0.87
Weighted average common shares outstanding
Basic	116,358	100,365	112,659	100,141
Diluted	116,912	100,504	113,208	100,580

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Nine Months Ended September 30,
	2018	2017
Operating activities
Net income	$155,676	$95,566
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized loss (gain) on derivatives	9,492	(21,449)
Depletion, depreciation and amortization	192,664	123,066
Accretion of asset retirement obligations	1,126	937
Stock-based compensation expense	13,787	12,488
Prepayment premium on extinguishment of debt	31,226	—
Amortization of debt issuance cost	851	103
Net loss (gain) on asset sales and inventory impairment	196	(23)
Changes in operating assets and liabilities
Accounts receivable	(5,654)	(50,343)
Lease and well equipment inventory	(15,347)	(1,666)
Prepaid expenses	(502)	(2,224)
Other assets	—	217
Accounts payable, accrued liabilities and other current liabilities	20,823	35,068
Royalties payable	5,665	29,651
Advances from joint interest owners	9,565	2,646
Other long-term liabilities	(250)	(1,521)
Net cash provided by operating activities	419,318	222,516
Investing activities
Oil and natural gas properties capital expenditures	(1,106,556)	(517,270)
Expenditures for midstream and other property and equipment	(122,239)	(80,560)
Proceeds from sale of assets	8,267	977
Net cash used in investing activities	(1,220,528)	(596,853)
Financing activities
Repayments of borrowings	(45,000)	—
Borrowings under Credit Agreement	370,000	—
Proceeds from issuance of senior unsecured notes	750,000	—
Cost to issue senior unsecured notes	(9,531)	—
Purchase of senior unsecured notes	(605,780)	—
Proceeds from issuance of common stock	226,612	—
Cost to issue equity	(146)	—
Proceeds from stock options exercised	827	2,920
Contributions related to formation of Joint Venture	14,700	171,500
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	73,500	29,400
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(17,395)	(5,635)
Taxes paid related to net share settlement of stock-based compensation	(6,051)	(4,415)
Purchase of non-controlling interest of less-than-wholly-owned subsidiary	—	(2,653)
Net cash provided by financing activities	751,736	191,117
Decrease in cash and restricted cash	(49,474)	(183,220)
Cash and restricted cash at beginning of period	102,482	214,142
Cash and restricted cash at end of period	$53,008	$30,922

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation.  The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges.  In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

	Three Months Ended
(In thousands)	September 30, 2018	June 30, 2018	September 30, 2017
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$17,794	$59,806	$15,039
Net income attributable to non-controlling interest in subsidiaries	7,321	5,831	2,940
Net income	25,115	65,637	17,979
Interest expense	10,340	8,004	8,550
Depletion, depreciation and amortization	70,457	66,838	47,800
Accretion of asset retirement obligations	387	375	323
Unrealized loss (gain) on derivatives	21,337	(1,429)	12,372
Stock-based compensation expense	4,842	4,766	1,296
Net loss (gain) on asset sales and inventory impairment	196	—	(16)
Prepayment premium on extinguishment of debt	31,226	—	—
Consolidated Adjusted EBITDA	163,900	144,191	88,304
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(8,508)	(6,853)	(3,471)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$155,392	$137,338	$84,833

	Three Months Ended
(In thousands)	September 30, 2018	June 30, 2018	September 30, 2017
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$165,111	$118,059	$101,274
Net change in operating assets and liabilities	(11,111)	18,174	(21,481)
Interest expense, net of non-cash portion	9,900	7,958	8,511
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(8,508)	(6,853)	(3,471)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$155,392	$137,338	$84,833

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share.  These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$17,794	$59,806	$15,039
Less non-recurring and unrealized charges to income before taxes:
Unrealized loss (gain) on derivatives	21,337	(1,429)	12,372
Net loss (gain) on asset sales and inventory impairment	196	—	(16)
Prepayment premium on extinguishment of debt	31,226	—	—
Adjusted income attributable to Matador Resources Company shareholders before taxes	70,553	58,377	27,395
Income tax provision(1)	14,816	12,259	9,588
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$55,737	$46,118	$17,807

Weighted average shares outstanding, including participating securities - basic	116,358	112,706	100,365
Dilutive effect of options and restricted stock units	554	350	139
Weighted average common shares outstanding - diluted	116,912	113,056	100,504
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.48	$0.41	$0.18
Diluted	$0.48	$0.41	$0.18

(1) Estimated using federal statutory tax rate in effect for the period.